Exhibit 2.1

EXECUTION COPY

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “First Amendment”), dated as of December 18, 2002, is by and among American Medical Systems, Inc., a Delaware corporation (“Parent”), Snowball Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), Cryogen, Inc., a California corporation (“Company”), and Robert Knarr, as Shareholders’ Representative (the “Shareholders’ Representative”).

     WHEREAS, the parties have entered into an Agreement and Plan of Merger, dated as of December 13, 2002 (the “Merger Agreement”);

     WHEREAS, Section 11.2(a) of the Merger Agreement permits the parties to amend the terms thereof; and

     WHEREAS, the parties desire to amend portions of the Merger Agreement as set forth herein.

     ACCORDINGLY, the parties hereby agree as follows:

1.	Amendment to Section 1.8(a). Section 1.8(a) of the Merger Agreement, is hereby amended to read in its entirety as follows:

(a)	At Closing, Parent shall pay Forty Million Dollars ($40,000,000) (the “Initial Payment”) plus or minus, as the case may be, the Purchase Price Adjustment (as defined in section 1.8(b)) (as so adjusted, the “Estimated Initial Merger Consideration”), which shall be paid by Parent to the Persons and in the amounts as follows: (i) Three Million Dollars ($3,000,000) (the “Escrow Funds”) to the Escrow Agent to be held in escrow to secure any indemnification obligation of the Shareholders under Section 8.3 and to refund to Parent any negative Purchase Price Adjustment due Parent after final determination of the Closing Balance Sheet in accordance with Section 1.10; and (ii) the balance of the Estimated Initial Merger Consideration to the Payment Agent for distribution to the Shareholders in accordance with the terms of the Payment Agreement or to such Shareholders as have delivered to Parent properly assigned stock certificates and properly executed letters of transmittal, in form acceptable to Parent, prior to Closing (such balance payable to the Shareholders is sometimes referred to herein as the “Net Initial Merger Consideration”). Additionally, at Closing, Parent shall pay the Transaction Expenses to the Persons and in the amounts as set forth in Schedule 1.8(d). The Escrow Funds shall not be distributed to the Shareholders until eighteen (18) months after the Effective Time and shall only be distributed in accordance with the terms and conditions of the Escrow Agreement. In the event that Parent shall have perfected, prior to the expiration of such 18 month period, a claim for indemnification pursuant to Section 8.4, the Shareholders’

Representative and the Parent shall endeavor in good faith to determine a reasonable estimate of the maximum amount of such claim and shall instruct the Escrow Agent to deliver any excess amount of Escrow Funds to the Payment Agent for distribution to the Shareholders in accordance with the Escrow Agreement.

2.	Defined Terms. Capitalized words that are not defined herein shall have the meaning given to them in the Merger Agreement.

3.	No Other Amendments. Except as amended herein, the Merger Agreement shall remain in full force and effect in accordance with its original terms.

4.	Counterparts. This First Amendment may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

5.	Governing Law. This Amendment shall be construed and enforced in accordance with the laws of the State of Minnesota.

(Following Page is the Signature Page)

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN MEDICAL SYSTEMS, INC.
 a Delaware corporation

By: /s/ M. James Call
Name: M. James Call
Title: Executive Vice President and
Chief Financial Officer

SNOWBALL ACQUISITION CORP.
a California corporation

By: /s/ M. James Call
Name: M. James Call
Title: Executive Vice President and
Chief Financial Officer
CRYOGEN, INC. a California corporation By: /s/ Charles Tribie Name: Charles Tribie Title: President and Chief Executive Officer SHAREHOLDERS’ REPRESENTATIVE /s/ Robert A. Knarr Robert Knarr

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